Exhibit 10.37

AMENDMENT TO THE CDT ACQUISITION CORP.

STOCK INCENTIVE PLAN

AMENDMENT to the CDT Acquisition Corp. Stock Incentive Plan (as adopted on July 25, 2000 and amended on March 14, 2001, May 11, 2001 and June 21, 2001, the “Plan”), dated as of 15 March, 2002, by CDT Acquisition Corp. (the “Corporation”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

The Plan is hereby amended as follows:

1. The first sentence of Section 5.1 of the Plan shall be deleted in its entirety and the following new sentence shall be inserted:

5.1 Number. Subject to the provisions of Section 5.3, the number of shares of Common Stock subject to Options under the Plan may not exceed 2,000,000.

2. The last sentence of Section 6.1 of the Plan shall be deleted in its entirety and the following new sentence shall be inserted:

Each Option shall be evidenced by an Option agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, the conditions upon which the Options or any portion thereof shall become vested or exercisable and otherwise shall be in substantially the form of the Option agreement attached hereto as Exhibit A, with respect to a Participant who is an Employee as of 15 March, 2002, or in substantially the form of the Option agreement attached hereto as Exhibit B, with respect to a Participant who is not an Employee as of 15 March, 2002, subject to such changes not inconsistent with the Plan as the Committee shall determine, in its good faith judgment, to be equitable and appropriate.

3. Section 9.4 of the Plan shall be deleted in its entirety and the following new section shall be inserted:

9.4 Tax Withholding; U.K. National Insurance Contributions. With respect to any Option or cash payments hereunder, the Company or any Subsidiary shall have the power to withhold, or require a Participant to remit to the Company or such Subsidiary promptly upon notification of the amount due, an amount sufficient to satisfy: (a) all federal, state, local and foreign statutory withholding tax requirements and (b) U.K. National Insurance Contributions and similar federal, state, local and foreign charges. The Company or such Subsidiary may defer payment of cash or issuance or delivery of Common Stock until such requirements are satisfied or such contribution is paid. At any time before the exercise, assignment, cancellation or release of any Option, a Participant may be required by the Company or any Subsidiary to enter into: (x) a joint election to transfer liability for U.K. National Insurance Contributions with respect to such Option to such Participant in a form approved by the Inland Revenue and acceptable to the Company or such Subsidiary and (y) such arrangements as may be approved by the Inland Revenue in order to secure the transfer of such liability.

4. Section 9.11 of the Plan shall be deleted in its entirety and the following new section shall be inserted:

9.11 Term of Plan. This Plan shall be effective as of July 25, 2000 and shall expire on the tenth anniversary of such date (except as to Options outstanding on that date), unless sooner terminated pursuant to Section 8 of the Plan.

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